EXHIBIT 5.1

LETTERHEAD OF CHOATE, HALL & STEWART LLP

December 13, 2010

Antigenics Inc.

3 Forbes Road

Lexington, MA 02421-7305

Ladies and Gentlemen:

We have served as counsel to Antigenics Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Prospectus Supplement dated December 13, 2010 to the Prospectus dated February 3, 2010 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to a subscription agreement dated December 13, 2010 between the Company and the purchasers named therein (the “Subscription Agreement”), of up to 3,839,341 shares of Common Stock, par value $0.01 per share (the “Common Shares”). The Prospectus forms part of a registration statement on Form S-3 (Registration No. 333-164481) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that the Common Shares to be sold to the purchasers, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Antigenics Inc.

December 13, 2010

This opinion is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution) and the federal laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

This opinion is limited to the matters expressly set forth herein. This opinion is given and speaks only as of the date hereof and is limited to our knowledge of the facts and the laws, statutes, rules and regulations, and judicial and administrative interpretations thereof, as currently in effect, and assumes no event will take place in the future which will affect the opinions set forth herein. These are all subject to change, possibly with retroactive effect. We assume no obligation to advise any party of changes of any kind that may hereafter be brought to our attention, even if such changes would affect our opinion, or to update or supplement this opinion after the date hereof.

Very truly yours,

/s/ CHOATE, HALL & STEWART LLP